                                                                   EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              PUMA TECHNOLOGY, INC.



     Puma Technology, Inc., a Delaware corporation (the "Corporation"), hereby certifies:

     1. That the Corporation's Board of Directors has duly adopted the following resolutions:

     RESOLVED, that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation is hereby amended to read in full as follows:

              "FOURTH:

              A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Two Million (62,000,000) consisting of Sixty Million (60,000,000) shares of Common Stock, par value one-tenth of one cent ($.001) per share (the "Common Stock"), and Two Million (2,000,000) shares of Preferred Stock, par value one-tenth of one cent ($.001) per share (the "Preferred Stock")."

     2. That the proposed amendment has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by two duly authorized officers on this 9th day of December, 1999.


                              PUMA TECHNOLOGY, INC.


                              By: /s/ Bradley A. Rowe
                              -----------------------
                              Bradley A. Rowe, Chief Executive Officer
                              and President


                              By: /s/ Stephen A. Nicol
                              ------------------------
                              Stephen A. Nicol, Secretary